PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Owen J. Onsum                                                                                                              July 23, 2007
President  & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
        (707) 678-3041

First Northern Community Bancorp 2nd Quarter Earnings Report
Assets and Deposits up 6%

First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the second quarter of 2007.  Year-to-date net income as of June 30, 2007 was reported at $4.08 million, down 13.2% from the $4.70 million earned in the same fiscal period last year.  (Year-to-date 2006 net income was increased through a $133 thousand, net of tax, recovery of provision for loan losses from a prior period.  Year-to-date 2007 net income was decreased through a $153 thousand, net of tax, provision for loan losses.)  Without recoveries and provisions for loan losses, net income would have been $4.23 million for 2007 and $4.56 million for 2006, a decrease of 7.2%.

Diluted earnings per share for the six months ended June 30, 2007 was $0.47, down 11.3% from the $0.53 reported last year (all 2006 per share earnings have been adjusted for a 6% stock dividend paid March 30, 2007).  Annualized Return on Average Assets for the period ended June 30, 2007 was 1.18%, compared to 1.41% for the same period in 2006.  Annualized Return on Beginning Equity was 13.15%, compared to 16.53% one year ago.

Total assets at June 30, 2007 were $693.1 million, an increase of $40.6 million, or 6.2% from prior-year second quarter levels.  Total deposits of $611.5 million increased $35.0 million or 6.1% compared to June 30, 2006 figures.  During that same period, total net loans (including loans held-for-sale) increased $3.7 million, or 0.8%, to $489.0 million.

Net income for the quarter ended June 30, 2007 was $1.99 million, down 13.1% from the $2.29 million earned in the same period in 2006.  Diluted earnings per share for the quarter was $0.23, down 11.5% from the $0.26 reported in the same period last year.

Owen J. Onsum, President & Chief Executive Officer, stated, “The second quarter was one of mixed results for our company.  While these results were not unexpected, they are still disappointing in the short-term.  That being said, we are pleased that our core business continues to grow in an extremely competitive marketplace.  As with other banks, our earnings were constrained by declining interest margins and a significant drop in mortgage loan income.  In addition, over the past few years we have made necessary investments in infrastructure improvement and expansion, which understandably have an impact on short-term expenses; but these improvements set the company up for enhanced financial growth for the long run.  As we look to the second half of the year, management believes that the company’s 2007 initiative to improve cost savings and increase non-interest income will help to offset our margin compression, which is expected to continue to put pressure on future earnings.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County.  First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Folsom, and has an SBA Loan Office and full service Trust Department in Sacramento.  First Northern Bank also offers non-FDIC insured Investment and Brokerage Services at each branch location.  The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company").  These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.  The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made.  For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.

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